MANAGEMENT FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of May 27, 2025, is between GoldenTree Opportunistic Credit Fund (the “Fund”) and GoldenTree Asset Management Credit Advisor LLC (the “Adviser”).

WHEREAS, the Fund’s Board of Trustees has appointed the Adviser to serve as the investment manager of the Fund pursuant to that certain investment advisory agreement between the Fund and the Adviser, dated May 27, 2025 (the “Investment Advisory Agreement”); and

WHEREAS, pursuant to the terms of the Investment Advisory Agreement, the Fund is obligated to pay the Adviser a management fee equal to an annual rate of 1.85% of the Fund’s average daily gross assets (the “Management Fee”); and

WHEREAS, the Fund and the Adviser desire to enter into the arrangements described herein relating to the Adviser’s contractual waiver of a portion of the Management Fee;

NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1.

The Adviser hereby agrees to waive a portion of its Management Fee in the amount of 0.375% of the Fund’s average daily gross assets on an annualized basis (the “Fee Waiver”) for the Effective Period (as defined below).

2.	The Fee Waiver shall become effective upon the Fund’s commencement of operations and shall continue through the last day of the sixth full month of the Fund’s operations (the “Effective Period”).

3.	The Fee Waiver described in Section 1 above is irrevocable and not subject to any recoupment by the Adviser.

4.

The Adviser acknowledges that the Fund will rely on this Agreement (i) in preparing and filing amendments to the registration statement for the Fund on Form N-2 with the U.S. Securities and Exchange Commission, (ii) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (iii) for certain other purposes and expressly permits the Fund to do so.

5.

This Agreement may be amended or terminated prior to the conclusion of the Effective Period by written agreement between Fund and the Adviser upon the approval of such amendment or termination by the Board of Trustees.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GOLDENTREE OPPORTUNISTIC CREDIT FUND

/s/ Wei Zhong
Name:	Wei Zhong
Title:	Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

GOLDENTREE ASSET MANAGEMENT CREDIT ADVISOR LLC

/s/ Peter Alderman
Name:	Peter Alderman
Title:	Authorized Person